Exhibit 99.1

NEWS RELEASE	Nasdaq: OMNI

4500 NE Evangeline Thwy • Carencro, LA 70520 • Phone • 337-896-6664 • Fax 337-896-6655

FOR IMMEDIATE RELEASE	No. 05-26

For more information contact: G. Darcy Klug, Executive Vice President

Phone: (337) 896-6664

OMNI COMPLETES $25 MILLION TERM B CREDIT FACILITY

Proceeds Used to Retire Debt, Provide Working Capital and Fund Future Acquisitions

Junior Credit Facility to be Supplemented with $25 million Continuous Secondary Offering and Second Tranche of Previously Announced Series C Convertible Preferred Stock

CARENCRO, LA – AUGUST 29, 2005 – OMNI ENERGY SERVICES CORP. (NASDAQ NM: OMNI) announced today the completion of a new $25 million junior credit facility with ORIX USA’s Corporate Finance Group. The proceeds will be used to (i) reduce the current outstanding balance under the Company’s Term A senior term debt from $8.4 million to $5.0 million; (ii) retire approximately $3.3 million of former debenture obligations with the payment of $1.5 million cash and the issuance of 750,000 shares of OMNI common stock; (iii) retire $2 million of certain subordinated debt with the payment of $1.0 million cash and the issuance of 200,000 shares of OMNI common stock; and, (iv) provide working capital and funds necessary for potential strategic transactions. Advances under the new credit facility will be repaid at a rate of $0.7 million per year, plus interest, beginning in April 2008. In the event the Company no longer has any senior term debt outstanding, the annual principal amortization of the junior credit facility will be increased to 7.5% of the advances outstanding under the junior credit facility as of December 31, 2006. The junior credit facility matures in August 2010 and will accrue interest at the rate of LIBOR plus 8%.

Additionally, OMNI has also accepted a $25 million commitment from Fusion Capital Fund II, LLC, an institutional investor, for the continuous secondary offering of the Company’s common stock. Subject to the negotiation and execution of definitive documents and other ordinary and customary closing conditions for a transaction of this type, the proceeds will be used from time-to-time to reduce debt and supplement funding necessary for potential strategic transactions.

Finally, OMNI announced the closing of the second tranche of the previously announced Series C 9% Convertible Preferred Stock offering, the first tranche of which was closed by the Company in May. In successfully completing the second tranche of this offering, the Company received $1.5 million in proceeds.

Commenting on the new credit facility, the funding of the second tranche of the Series C 9% Convertible Preferred Stock offering, and the proposed continuous equity offering, James C. Eckert, OMNI’s Chairman and Chief Executive Officer, said, “During the past year, we have worked diligently to return OMNI to its core business segments and focus on re-structuring and strengthening our balance sheet. Completing the new $25 million junior credit facility, closing the second tranche of the Series C Preferred, and accepting the commitment for the proposed $25 million continuous secondary offering to supplement our existing $30 million Term A senior credit facility and $15 million revolving credit facility, provides the Company with the investment capital essential to aggressively pursue expansion of our core businesses. Using a combination of these senior and junior credit facilities, supplemented with the continuously available equity component, we believe we are well positioned to capitalize on various immediately accretive strategic business opportunities currently available to us in the marketplace.”

Headquartered in Carencro, LA, OMNI Energy Services Corp. offers a broad range of integrated services to geophysical companies engaged in the acquisition of on-shore seismic data and through its aviation division, transportations services to oil and gas companies operating in the shallow, offshore waters of the Gulf of Mexico. The company provides its services through two business divisions: Seismic Drilling (including drilling, survey and permitting services) and Environmental Services. OMNI’s services play a significant role with geophysical companies who have operations in marsh, swamp, shallow water and the U.S. Gulf Coast also called transition zones and contiguous dry land areas also called highland zones.

Forward-looking statements in this release are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Investors are cautioned that all forward-looking statements involve risks and uncertainties associated with OMNI's ability to realize the backlog discussed in this release, OMNI’s ability to complete the referenced continuous equity offering on terms favorable to the Company, or at all, OMNI’s dependence on activity in the oil and gas industry, labor shortages, international expansion, dependence on significant customers, seasonality and weather risks, competition, technological evolution, the outcome of pending litigation, completion of strategic transactions under consideration by OMNI and other risks detailed in the Company's filings with the Securities and Exchange Commission.